Exhibit I
Schedule 13G
Joint Filing Agreement
The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated August 13, 2026 in connection with their beneficial ownership of American Outdoor Brands, Inc.
Brances Small Cap Value Fund, a series of Datum One Series Trust authorizes Brandes Investment Partners, L.P. to execute the
Schedule 13G to which this Exhibit is attached and make any
necessary amendments thereto.
Brandes Investment Partners, L.P.
By:  /s/ Glenn Carlson
Name: Glenn Carlson
Title: Executive Director

Brandes Small Cap Value Fund, a series of Datum One Series Trust
By: /s/ Rodney Ruehle
Name: Rodney Ruehle
Title: Chief Compliance Officer